UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14169	22-3178468
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland	20850-7464
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 14, 2011, the Board of Directors of Human Genome Sciences, Inc. approved an increase in the size of the Board from 11 to 12 directors and appointed George J. Morrow as a director of the Company. It is contemplated that Mr. Morrow may serve on certain committees of the Company’s Board, but no such committee appointments have been made at this time.

Mr. Morrow served as Executive Vice President, Global Commercial Operations at Amgen Inc. from 2003 until his retirement in 2011. Prior to that he served as Executive Vice President of Worldwide Sales and Marketing at Amgen from 2001 to 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, last serving as President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow serves on the Board of Directors of Align Technology, Inc., a public company, and is a member of the Duke University Fuqua School of Business Advisory Board and Medical Center Board of Visitors. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

Mr. Morrow was not selected as a director pursuant to any arrangement or understanding with any other person. In connection with his appointment to the Board, and pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended, the Company granted Mr. Morrow options to purchase 25,000 shares of the Company’s common stock at a price of $28.05 per share. As a non-employee director, Mr. Morrow will receive compensation in accordance with the Company’s non-employee director compensation practices, which are summarized in the Company’s Proxy Statement on Schedule 14A under the heading “Director Compensation,” filed with the Securities and Exchange Commission on April 7, 2010. Mr. Morrow also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on July 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.

By:	/s/ James H. Davis, Ph.D.

Name: James H. Davis, Ph.D. Title: Executive Vice President, General Counsel and Secretary

Date: March 14, 2011